United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2017

CHINA GREEN AGRICULTURE, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-34260	36-3526027
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3rd floor, Borough A, Block A. No. 181, South Taibai Road

Xi’an, Shaanxi province, PRC 710065

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: +86-29-88266368

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 1, 2017, China Green Agriculture, Inc., a Nevada corporation (the “Company” or “CGA”), through its wholly-owned subsidiary Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., a company organized under the laws of the People’s Republic of China (“Jinong”), as authorized by the board of directors of the Company and Jinong, entered into (i) Strategic Acquisition Agreements (the “SAA”), and (ii) Agreements for Convertible Notes (the “ACN”), with the shareholders of the companies as listed below (the “Targets”). The transaction represented by the SAA, ACN and the VIE Agreements as defined below are collectively referred to as the “Strategic Acquisitions.”

Company Name	Business Scope	Cash Payment for Acquisition (RMB[1])	Principal of Notes for Acquisition (RMB)
Sunwu County Xiangrong Agricultural Materials Co., Ltd.	Sales of pesticides, agricultural chemicals, chemical fertilizers, agricultural materials; Manufacture and sales of mulches.	4,000,000	6,000,000
Anhui Fengnong Seed Co., Ltd.	Wholesale and retail sales of pesticides; Sales of chemical fertilizers, packaged seeds, agricultural mulches, micronutrient fertilizers, compound fertilizers and plant growth regulators	4,000,000	6,000,000
Total		8,000,000	12,000,000

[1]	RMB: Abbreviation for renminbi, the official currency of the People’s Republic of China where Jinong and the Targets operate. The exchange rate between RMB and U.S. dollars on January 1, 2017 is RMB1=US$0.144, according to the exchange rate published by Bank of China.

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Pursuant to the SAA and the ACN, the shareholders of the Targets, while be in possession of the equity interests and will continue to be the legal owners of such interests, agreed to pledge and entrust all of their equity interests, including the proceeds thereof but excluding any claims or encumbrances, and the operations and management of its business to Jinong, in exchange of an aggregated amount of RMB8,000,000 (approximately $1,152,000) to be paid by Jinong within three days following the execution of the SAA, ACN and the VIE Agreements, and convertible notes with an aggregated face value of RMB12,000,000 (approximately $1,728,000) with an annual fixed compound interest rate of 3% and term of three years.

The SAA contains representations and warranties by both Jinong and the shareholders of the Targets including:

Should the shareholders of the Targets fail to satisfy the conditions listed in the exhibit to the SAA, i.e., the entry into the VIE Agreements, as defined below or are in breach of any representations or warranties in the SAA, other than the direct and consequential damages that may cause to Jinong, they shall pay RMB100,000 (approximately $14,400) as a breach make up.

The shareholders of the Targets agree and ensure its main management members and technology persons to agree and enter into Non-Compete Agreements which shall prohibit any direct or indirect operation, holding of equity interests of the same or similar business of the Targets, its customers or suppliers, unless the operation of such an entity is through the Targets.

The equity interests of the Targets do not have any form of Claims or Encumbrances, as such terms are defined in the SAA. The shareholders of the Targets represented that there is no action, suit, arbitration, or legal proceeding pending or, currently threatened against the Targets that would have a material adverse effect on the Target’s capacity to fulfill their contractual obligations. The Targets shall have a minimum of 10% of annual compound growth rate (the “Growth Rate”) within the three (3) years after the closing of the Strategic Acquisitions (the “Closing”).

According to the SAA, all the existing employees will continue to be the employees of the Targets after the Closing based on the current employment terms, subject to the decisions from the new board of the Targets to be formed after the Closing.

Under the ACN, each convertible note (or note, as referred to below) has a face value of RMB100 with a term of three years and an annual fixed compound interest rate of 3%. The convertible notes take priority over the preferred stock and common stock of Jinong, and any other class or series of capital stocks Jinong issues in the future in terms of interests and payments in the event of any liquidation, dissolution or winding up of Jinong. On or after the third anniversary of the issuance date of the note, which would be January 1st, 2020 (the “Mature Date”), noteholders may request Jinong to process the note conversion through mechanics of conversion chosen by Jinong. The noteholder shall not have Jinong convert the note prior to the Mature Date and Jinong may decline the conversion if the noteholder requests so. If the note is converted into the common stock of CGA, the noteholder will become the holders of the common stock of CGA.

The per share conversion price of the note is the higher of the following: (i) $5.00 per share or (ii) 75% of the closing price of CGA’s on the date the noteholder delivers the conversion notice.

If the profits of the Targets hit certain level of sales target set by the parties, i.e., the Growth Rate, Jinong may at its discretion, convert the notes to (i) cash , (ii) equity of CGA, or (iii) to a combination of cash and equity of CGA, in the amount of the face value of the notes with compound interest for three years.

Upon the arrival of the Mature Date of the note, the noteholder can (i) requests Jinong to convert all or a part of the note; (ii) continue to hold the note until such a holder delivers a conversion request at his/her will; however, if the holder chooses to hold the note after the Mature Date, no interests shall accrue on the note after the three year term.

In the event that the behavior of the Targets or noteholders materially impair Jinong or, if the annual compounded rate for sales within the three years following the acquisition of any of the Targets by Jinong fail to achieve the sales target listed in the SAA, or the Growth Rate, Jinong may request noteholders to redeem the shares they hold of the Targets with (i) amount represented by the convertible notes including the accrued interests and the cash payment Jinong made on the Closing of the Strategic Acquisition and (ii) 15% of the amount under (i) mentioned immediately prior to this item. However, the noteholder can elect to offset the payment of the interests of the note by the annual increase rate the Targets realizes, despite a lower rate.

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Jinong, the Targets, and the shareholders of the Targets also entered into a series of contractual agreements for the Targets to qualify as variable interest entities or VIEs (the “VIE Agreements”). The VIE Agreements are as follows:

Entrusted Management Agreements

Pursuant to the terms of certain Entrusted Management Agreements dated January 1, 2017, between Jinong and the shareholders of the Targets (the “Entrusted Management Agreements”), the Targets and their shareholders agreed to entrust the operations and management of its business to Jinong. According to the Entrusted Management Agreement, Jinong possesses the full and exclusive right to manage the Targets’ operations, assets and personnel, has the right to control all of the Targets' cash flows through an entrusted bank account, is entitled to the Targets' net profits as a management fee, is obligated to pay all of the Targets’ payables and loan payments, and bears all losses of the Targets. The Entrusted Management Agreements will remain in effect until (i) the parties mutually agree to terminate the agreement; (ii) the dissolution of the Targets; or (iii) Jinong acquires all of the assets or equity of the Targets (as more fully described below under “Exclusive Option Agreements”).

Exclusive Technology Supply Agreements

Pursuant to the terms of certain Exclusive Technology Supply Agreements dated January 1, 2017, between Jinong and the Targets (the “Exclusive Technology Supply Agreements”), Jinong is the exclusive technology provider to the Targets. The Targets agreed to pay Jinong all fees payable for technology supply prior to making any payments under the Entrusted Management Agreement. The Exclusive Technology Supply Agreements shall remain in effect until (i) the parties mutually agree to terminate the agreement; (ii) the dissolution of the Targets; or (iii) Jinong acquires the Targets (as more fully described below under “Exclusive Option Agreements”).

Shareholder’s Voting Proxy Agreements

Pursuant to the terms of certain Shareholder’s Voting Proxy Agreements dated January 1, 2017, among Jinong and the shareholders of the Targets (the “Shareholder’s Voting Proxy Agreements”), the shareholders of the Targets irrevocably appointed Jinong as their proxy to exercise on such shareholders’ behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of the Targets, including the appointment and election of directors of the Targets. Jinong agreed that it shall maintain a board of directors, the composition of which will be the members of the Board of CGA. The Shareholder’s Voting Proxy Agreements will remain in effect until Jinong acquires all of the assets or equity of the Targets.

Exclusive Option Agreements

Pursuant to the terms of certain Exclusive Option Agreements dated January 1, 2017, among Jinong, the Targets, and the shareholders of the Targets (the “Exclusive Option Agreements”), the shareholders of the Targets granted Jinong an irrevocable and exclusive purchase option (the “Option”) to acquire the Targets’ equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. The Option is exercisable at any time at Jinong’s discretion so long as such exercise and subsequent acquisition of the Targets does not violate PRC law. The consideration for the exercise of the Option is to be determined by the parties and memorialized in the future by definitive agreements setting forth the kind and value of such consideration. Jinong may transfer all rights and obligations under the Exclusive Option Agreements to any third parties without the approval of the shareholders of the Targets so long as a written notice is provided. The Exclusive Option Agreements may be terminated by mutual agreements or by 30 days written notice by Jinong.

Equity Pledge Agreements

Pursuant to the terms of certain Equity Pledge Agreements dated January 1, 2017, among Jinong and the shareholders of the Targets (the “Pledge Agreements”), the shareholders of the Targets pledged all of their equity interests in the Targets to Jinong, including the proceeds thereof, to guarantee all of Jinong's rights and benefits under the Entrusted Management Agreements, the Exclusive Technology Supply Agreements, the Shareholder’ Voting Proxy Agreements and the Exclusive Option Agreements. Prior to termination of the Pledge Agreements, the pledged equity interests cannot be transferred without Jinong's prior written consent. The Pledge Agreements may be terminated only upon the written agreement of the parties.

Non-Compete Agreements

Pursuant to the terms of certain Non-Compete Agreements dated January 1, 2017, among Jinong and the shareholders of the Targets (the “Non-Compete Agreements”), the shareholders of the Targets agreed that during the period beginning on the initial date of their services with Jinong, and ending five (5) years after termination of their services with Jinong, without Jinong’s prior written consent, they will not provide services or accept positions including but not limited to partners, directors, shareholders, managers, proxies or consultants, provided by any profit making organizations with businesses that may compete with Jinong. They will not solicit or interfere with any of the Jinong’s customers, or solicit, induce, recruit or encourage any person engaged or employed by Jinong to terminate his or her service or engagement. In the event that the shareholders of the Targets breach the non-compete obligations contained therein, Jinong is entitled to all loss and damages; in the event that the damages are difficult to determine, remedies bore the shareholders of the Targets shall be no less than 50% of the salaries and other expenses Jinong provided in the past.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2017	CHINA GREEN AGRICULTURE, INC.
(Registrant)

	By:	/s/ Zhuoyu Li
	Name:	Zhuoyu Li
	Title:	President

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